Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER

AND FISCAL YEAR ENDED JUNE 30, 2016

PORT ANGELES, WA (August 2, 2016) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the fourth quarter and fiscal year ended June 30, 2016. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization ("Conversion"). Accordingly, the results prior to that time relate solely to the operations of the Bank. The Company reported net income of $1.2 million, or $0.10 per share, for the quarter ended June 30, 2016, an increase of $257,000, or 28.7%, compared to net income of $897,000, or $0.07 per share, for the prior quarter ended March 31, 2016, and was $396,000, or 52.2%, higher than the same quarter in 2015. Net income increased mainly due to increased balances and related interest and fees on loans receivable coupled with net gains on sales of investment securities that exceeded prepayment penalties on Federal Home Loan Bank ("FHLB") advances. Net income for the year ended June 30, 2016 was $4.0 million, or $0.33 per share, compared to a net loss of $5.1 million, or $(0.42) per share, for the year ended June 30, 2015. The loss in fiscal 2015 was primarily due to the $9.7 million charitable contribution associated with the funding of the First Federal Community Foundation (the "Foundation").

Larry Hueth, President and Chief Executive Officer of the Company, commented, "We continue to be pleased with our loan and deposit growth driven by geographic expansion and improving local conditions. Opportunities to deploy liquidity from our investment portfolio into higher yielding loans and improve our net interest margin and earnings were also successfully executed during the quarter, resulting in our net interest margin increasing to 3.08% for the quarter ended June 30, 2016 from 3.06% for the previous quarter. Asset quality metrics remain satisfactory, with nonperforming loans to total loans at 0.5% at June 30, 2016, compared to 0.7% at March 31, 2016 and 1.0% at June 30, 2015, and the provision for loan losses taken during the quarter was mainly attributable to loan growth. While I am pleased with the steady progress we have achieved, additional efforts will be necessary to improve earnings and increase shareholder value as we continue to invest in geographic expansion, technology, compliance and risk management, and personnel."

Fourth Quarter highlights (at or for the quarter ended June 30, 2016)
  Total assets increased $14.7 million, or 1.5%, to $1.0 billion;
  Net loans increased $45.5 million, or 7.9%, as a result of new loan originations and loan pool purchase activity;

  Customer deposits increased $13.5 million, or 1.9%, throughout our branch network, including increases at our Bellingham and Silverdale locations of $6.4 million and $1.5 million, respectively;
  As of June 30, 2016, we repurchased 423,700, or 3.2% of total shares we initially issued in the Conversion, at an average price of $12.98 per share, for future issuance under our 2015 Equity Incentive Plan;
  Net income increased $257,000, or 28.7%, primarily due to an increase in noninterest income;
  Earnings per share increased to $0.10 compared to $0.07 for the quarter ended March 31, 2016;
  Net interest income increased $333,000, or 4.80%, primarily due to an increase in the balance of loans receivable;
  Net gain on sale of securities was $711,000, partially offset by FHLB prepayment penalties of $414,000, as we continue to pay down higher cost, long-term FHLB advances and take advantage of market conditions allowing us to sell investment securities at a gain.
Balance Sheet Review

During the quarter, total assets increased $14.7 million, or 1.5%, to $1.0 billion at June 30, 2016 from $995.4 million at March 31, 2016, and year over year, total assets increased $73.3 million, or 7.8%, from $936.8 million at June 30, 2015, primarily due to increases in net loans receivable. Net loans, excluding loans held for sale, increased $45.5 million, or 7.9%, during the quarter to $619.8 million at June 30, 2016 and increased $132.0 million, or 27.0%, as compared to June 30, 2015, primarily due to new loan originations coupled with the purchase of one- to four-family residential loan pools. Investment securities decreased $33.5 million, or 9.4%, during the quarter and decreased $36.7 million, or 10.2%, compared to the same period in the prior year as we continued to use cash flows from sales, calls, and normal amortization and prepayment activity of investment securities to fund loan growth.

The increase in net loans, excluding loans held for sale, during the quarter ended June 30, 2016 was mainly attributable to an increase in commercial real estate of $20.1 million, construction and land of $15.7 million, one- to four-family residential loans of $9.6 million, commercial business loans of $1.3 million, and consumer loans of $422,000, partially offset by decreases in multi-family and home equity loans of $1.4 million and $292,000, respectively. Compared to the same period in the prior year, the increase in net loans was mainly attributable to an increase in one- to four-family residential loans of $51.8 million, commercial real estate of $35.6 million, construction and land of $31.2 million, multi-family of $13.0 million, commercial business loans of $2.2 million, and other consumer loans of $825,000, partially offset by a decrease in home equity loans of $2.5 million. We continue to focus on increasing our loan balances as a percentage of earning assets. We expect to increase our originations of one- to four-family residential loans held for sale as we begin operations at our Home Lending Center in Seattle, Washington during the first fiscal quarter of 2017.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2016	March 31, 2016	June 30, 2015
	(In thousands)
Real Estate:
One to four family	$308,471	$298,830	$256,696
Multi-family	46,125	47,562	33,086
Commercial real estate	161,182	141,116	125,623
Construction and land	50,351	34,633	19,127
Total real estate loans	566,129	522,141	434,532

Consumer:
Home equity	33,909	34,201	36,387
Other consumer	9,023	8,309	8,198
Total consumer loans	42,932	42,510	44,585

Commercial business loans	16,924	15,638	14,764

Total loans	625,985	580,289	493,881
Less:
Net deferred loan fees	1,182	1,173	840
Premium on purchased loans, net	(2,280)	(2,253)	(1,957)
Allowance for loan losses	7,239	6,988	7,111
Total loans receivable, net	$619,844	$574,381	$487,887

During the year ended June 30, 2016, the Company originated $217.0 million of loans, of which $78.1 million, or 36.0%, were originated in the North Olympic Peninsula, $122.8 million, or 56.6%, in the Puget Sound region of Washington, and $16.1 million, or 7.4%, in other areas in Washington. In addition to loans originated during the year, the Company purchased $55.1 million one- to four-family residential loans, secured by properties primarily located in Washington and California, and participated with another bank on $4.0 million of construction and land loans.

The securities portfolio decreased $36.7 million to $323.9 million at June 30, 2016 compared to the prior year. Mortgage-backed securities represented the largest portion of the investment portfolio and were $223.9 million at June 30, 2016, a decrease during the year of $6.4 million, or 2.8%, and other investment securities, including municipal bonds and other asset backed securities, were $100.0 million at June 30, 2016, a decrease of $30.3 million, or 23.2%, during the year. Investments decreased due to sales, calls, and normal amortization and prepayment activity during the quarter and fiscal year. The gain on sale of securities during the quarter and fiscal year were mainly intended to offset prepayment penalties on the early repayment of long-term FHLB advances.

 Total liabilities increased $74.2 million, or 10.0%, to $820.4 million at June 30, 2016 from $746.1 million at June 30, 2015. The increase during the year was primarily the result of a $76.1 million, or 11.8%, increase in deposits to $723.3 million at June 30, 2016, from $647.2 million at June 30, 2015. Transaction and savings account deposits increased $65.0 million, or

13.0%, to $564.2 million at June 30, 2016 from $499.2 million at June 30, 2015. During the year, certificates of deposit increased $11.2 million, or 7.6%, to $159.1 million at June 30, 2016 from $147.9 million at June 30, 2015. Deposit account increases were primarily the result of business and consumer development efforts with new and existing customers. At June 30, 2016, our branches in Silverdale and Bellingham, Washington had $34.5 million and $17.7 million in customer deposits, respectively. Borrowings, consisting primarily of long term advances from the Federal Home Loan Bank, decreased $9.4 million, or 10.4%, to $80.7 million at June 30, 2016 from $90.0 million at June 30, 2015 as Federal Home Loan Bank cash management advances and longer-term fixed-rate advances were repaid.

Total equity decreased $940,000, or 0.5%, during the year to $189.7 million at June 30, 2016 from $190.7 million at June 30, 2015. The decrease during the year was the result of a decrease of $5.5 million related to the repurchase of shares, at an average price of $12.98, intended to be issued in the future pursuant to the Company's 2015 Equity Incentive Plan and a decrease of $576,000 for the purchase and allocation of shares for the Employee Stock Ownership Plan ("ESOP"), offset by an increase from net income of $4.0 million and an increase of $1.1 million related to unrealized changes in the market value of available for sale securities.

Capital Ratios and Credit Quality

At June 30, 2016, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital (CET1), and Total Risk-Based Capital ratios of 13.77%, 21.36%, 21.36%, and 22.55%, respectively. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital (CET1), and Total Risk-Based Capital ratios were 14.53%, 23.76%, 23.76%, and 25.01%, respectively, at June 30, 2015. First Northwest Bancorp, the holding company for the Bank, was also well-capitalized at June 30, 2016.

During the quarter ended June 30, 2016, nonperforming loans decreased $616,000, or 15.9%, to $3.3 million, primarily due to a decrease of $565,000 in nonperforming one- to four-family residential loans. Compared to the same period in 2015, nonperforming loans decreased $1.6 million, or 33.3%, primarily due to a decrease in nonperforming one-to-four family residential loans of $1.8 million, partially offset by an increase in nonperforming commercial real estate loans of $327,000. Nonperforming loans to total loans decreased to 0.5% at June 30, 2016 from 1.0% at June 30, 2015. During the year, real estate owned and repossessed assets decreased $1.8 million, or 95.8%, to $81,000 at June 30, 2016 from $1.9 million at June 30, 2015. Classified loans declined to $4.6 million at June 30, 2016 from $4.9 million at March 31, 2016 and $9.9 million on June 30, 2015. Our allowance for loan losses was $7.2 million, $7.0 million, and $7.1 million, or 1.2%, 1.2%, and 1.4% of total loans receivable, at June 30, 2016, March 31, 2016, and June 30, 2015, respectively. The allowance for loan losses as a percentage of nonperforming loans increased to 222.3% at June 30, 2016 from 180.4% at March 31, 2016, and from 145.6% at June 30, 2015.

Operating Results

Net interest income increased $1.3 million to $7.3 million for the quarter ended June 30, 2016, from $6.0 million for the same period the prior year. Net interest income increased $4.5 million to $27.4 million for the year ended June 30, 2016, from $22.9 million for the year ended June 30, 2015. Total interest income increased $1.3 million, or 17.9%, to $8.5 million for the quarter ended June 30, 2016 from $7.2 million for the quarter ended June 30, 2015 and increased $4.7 million, or 17.1%, to $32.2 million for the year ended June 30, 2016 from $27.5 million for the prior year. The increase in interest income was primarily related to the increase in average balance of, and the interest and fees earned on, net loans receivable.

Total interest expense remained virtually unchanged at $1.2 million for the quarters ended June 30, 2016, March 31, 2016, and June 30, 2015. Total interest expense increased $178,000 to $4.8 million for the year ended June 30, 2016 from $4.6 million for the year ended June 30, 2015, primarily due to an increase in the cost and the average balance of deposits during the year.

The net interest margin increased two basis points to 3.08% for the quarter ended June 30, 2016, from 3.06% for the quarter ended March 31, 2016, and increased 36 basis points from 2.72% compared to the same quarter in 2015. Net interest margin increased 19 basis points to 2.98% for the year ended June 30, 2016, from 2.79% for the same period in 2015. The net interest margin continued to increase compared to the previous quarter and the same quarter last year due primarily to increases in the average balance of loans receivable.

The provision for loan losses was $233,000 during the quarter and year ended June 30, 2016, compared to no provision for loan losses for the quarter and year ended June 30, 2015. Provisions for loan losses were taken during the quarter primarily as a result of loan growth and our assessment of related credit risk.

Noninterest income increased $934,000 to $2.0 million for the quarter ended June 30, 2016 from $1.1 million for the quarter ended March 31, 2016, primarily due to a net gain on sale of investment securities of $711,000 and an increase in net gain on sale of loans of $126,000 during the quarter. Noninterest income increased $692,000 compared to the same quarter in the prior year primarily due to the gain on sale of investment securities. Noninterest income increased $1.5 million to $6.2 million for the year ended June 30, 2016 from $4.7 million for the year ended June 30, 2015. This increase during the year was due primarily to a net increase in the gain on sale of investment securities of $1.6 million as we continued to look for opportunities in the investment portfolio to sell investment securities at gains to offset penalties on the early repayment of FHLB advances.

Noninterest expense increased $575,000 to $7.4 million for the quarter ended June 30, 2016 from $6.9 million for the quarter ended March 31, 2016, primarily due to a prepayment penalty on the early repayment of long-term FHLB advances of

$414,000 and increases in compensation and benefits of $252,000 partially offset by a decrease in other expenses of $102,000. Noninterest expense increased $1.1 million, or 17.6%, compared to $6.3 million for the same period in 2015. Similarly, noninterest expense increased compared to the same quarter in the prior year primarily as a result of increased compensation and benefits expense of $679,000 and the prepayment penalty on FHLB advances. Compared to the prior fiscal year, noninterest expense decreased $5.1 million, or 15.6%, to $27.9 million for the year ended June 30, 2016 from $33.0 million for the year ended June 30, 2015. The decrease in noninterest expense for the year was primarily the result of charitable contributions of $9.9 million during the fiscal year 2015, primarily as a result of the establishment of the Foundation in connection with the Conversion. This decrease was partially offset by increases in compensation and benefits of $1.8 million, professional fees of $694,000, other expenses of $469,000, occupancy, equipment, depreciation and amortization of $434,000, and a decrease in expenses related to real estate owned and repossessed assets of $472,000.

About the Company

First Northwest Bancorp, Inc., a Washington corporation, is the holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through ten full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, one that is located in Kitsap County, and one in Whatcom County.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC") which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

				Three	One
	June 30,	March 31,	June 30,	Month	Year
ASSETS	2016	2016	2015	Change	Change

Cash and due from banks	$12,841	$10,449	$10,590	22.9%	21.3%
Interest-bearing deposits in banks	9,809	10,013	34,440	(2.0)	(71.5)
Investment securities available for sale, at fair value	267,857	300,254	299,040	(10.8)	(10.4)
Investment securities held to maturity, at amortized cost	56,038	57,176	61,524	(2.0)	(8.9)
Loans held for sale	917	—	110	100.0	733.6
Loans receivable (net of allowance for loan losses of $7,239, $6,988, and $7,111)	619,844	574,381	487,887	7.9	27.0
Federal Home Loan Bank (FHLB) stock, at cost	4,403	4,571	4,807	(3.7)	(8.4)
Accrued interest receivable	2,802	2,858	2,546	(2.0)	10.1
Premises and equipment, net	13,519	13,645	12,580	(0.9)	7.5
Mortgage servicing rights, net	998	1,004	1,187	(0.6)	(15.9)
Bank-owned life insurance, net	18,282	18,227	18,168	0.3	0.6
Real estate owned and repossessed assets	81	145	1,914	(44.1)	(95.8)
Prepaid expenses and other assets	2,711	2,648	2,009	2.4	34.9

Total assets	$1,010,102	$995,371	$936,802	1.5%	7.8%

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$723,287	$709,740	$647,164	1.9%	11.8%
Borrowings	80,672	84,760	90,033	(4.8)	(10.4)
Accrued interest payable	189	209	265	(9.6)	(28.7)
Accrued expenses and other liabilities	15,173	7,613	7,727	99.3	96.4
Advances from borrowers for taxes and insurance	1,040	1,786	932	(41.8)	11.6

Total liabilities	820,361	804,108	746,121	2.0	10.0

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 12,676,660 at June 30, 2016; issued and outstanding 12,962,960 at March 31, 2016; and issued and outstanding 13,100,360 at June 30, 2015	127	130	131	(2.3)	(3.1)
Additional paid-in capital	122,595	125,447	126,809	(2.3)	(3.3)
Retained earnings	77,301	77,053	74,573	0.3	3.7
Accumulated other comprehensive income, net of tax	1,895	985	750	92.4	152.7
Unearned employee stock ownership plan (ESOP) shares	(12,177)	(12,352)	(11,582)	1.4	(5.1)

Total shareholders' equity	189,741	191,263	190,681	(0.8)	(0.5)

Total liabilities and shareholders' equity	$1,010,102	$995,371	$936,802	1.5%	7.8%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)  (Unaudited)

	Quarter Ended			Three	One
	June 30,	March 31,	June 30,	Month	Year
	2016	2016	2015	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$6,376	$6,047	$5,430	5.4%	17.4%
Interest on mortgage-backed and related securities	1,314	1,356	1,097	(3.1)	19.8
Interest on investment securities	817	714	694	14.4	17.7
Interest-bearing deposits and other	11	13	24	(15.4)	(54.2)
FHLB dividends	28	31	4	(9.7)	600.0
Total interest income	8,546	8,161	7,249	4.7	17.9

INTEREST EXPENSE
Deposits	600	558	473	7.5	26.8
Borrowings	607	597	734	1.7	(17.3)
Total interest expense	1,207	1,155	1,207	4.5	—

Net interest income	7,339	7,006	6,042	4.8	21.5

PROVISION FOR LOAN LOSSES	233	—	—	100.0	100.0

Net interest income after provision for loan losses	7,106	7,006	6,042	1.4	17.6

NONINTEREST INCOME
Loan and deposit service fees	915	844	902	8.4	1.4
Mortgage servicing fees, net of amortization	68	72	79	(5.6)	(13.9)
Net gain on sale of loans	146	20	212	630.0	(31.1)
Net gain on sale of investment securities	711	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	55	37	39	48.6	41.0
Other income	90	78	61	15.4	47.5
Total noninterest income	1,985	1,051	1,293	88.9	53.5

NONINTEREST EXPENSE
Compensation and benefits	3,897	3,645	3,218	6.9	21.1
Real estate owned and repossessed assets expenses, net	55	15	130	266.7	(57.7)
Data processing	710	686	663	3.5	7.1
Occupancy and equipment	872	899	775	(3.0)	12.5
Supplies, postage, and telephone	168	161	164	4.3	2.4
Regulatory assessments and state taxes	108	100	87	8.0	24.1
Advertising	157	199	119	(21.1)	31.9
Charitable contributions	—	—	36	n/a	(100.0)
Professional fees	437	421	501	3.8	(12.8)
FDIC insurance premium	93	108	139	(13.9)	(33.1)
FHLB prepayment penalty	414	—	—	100.0	100.0
Other	526	628	494	(16.2)	6.5
Total noninterest expense	7,437	6,862	6,326	8.4	17.6

INCOME BEFORE PROVISION FOR INCOME TAXES	1,654	1,195	1,009	38.4	63.9

PROVISION FOR INCOME TAXES	500	298	251	67.8	99.2

NET INCOME	$1,154	$897	$758	28.7%	52.2%

Basic and diluted earnings per share	$0.10	$0.07	$0.06	42.9%	66.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)  (Unaudited)

	Years Ended
	June 30,		Percent
	2016	2015	Change
INTEREST INCOME
Interest and fees on loans receivable	$23,691	$22,046	7.5%
Interest on mortgage-backed and related securities	5,223	3,466	50.7
Interest on investment securities	3,096	1,850	67.4
Interest-bearing deposits and other	58	113	(48.7)
FHLB dividends	104	12	766.7
Total interest income	32,172	27,487	17.0

INTEREST EXPENSE
Deposits	2,169	1,669	30.0
Borrowings	2,601	2,923	(11.0)
Total interest expense	4,770	4,592	3.9

Net interest income	27,402	22,895	19.7

PROVISION FOR LOAN LOSSES	233	—	100.0

Net interest income after provision for loan losses	27,169	22,895	18.7

NONINTEREST INCOME
Loan and deposit service fees	3,570	3,404	4.9
Mortgage servicing fees, net of amortization	255	305	(16.4)
Net gain on sale of loans	234	548	(57.3)
Net gain on sale of investment securities	1,567	—	100.0
Increase in cash surrender value of bank-owned life insurance	114	102	11.8
Other income	437	348	25.6
Total noninterest income	6,177	4,707	31.2

NONINTEREST EXPENSE
Compensation and benefits	14,523	12,703	14.3
Real estate owned and repossessed assets (income) expenses, net	(307)	165	(286.1)
Data processing	2,704	2,521	7.3
Occupancy and equipment	3,492	3,058	14.2
Supplies, postage, and telephone	668	663	0.8
Regulatory assessments and state taxes	485	334	45.2
Advertising	797	433	84.1
Charitable contributions	—	9,870	(100.0)
Professional fees	1,757	1,063	65.3
FDIC insurance premium	424	544	(22.1)
FHLB prepayment penalty	1,193	—	100.0
Other	2,161	1,692	27.7
Total noninterest expense	27,897	33,046	(15.6)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	5,449	(5,444)	200.1

PROVISION (BENEFIT) FOR INCOME TAXES	1,457	(354)	511.6

NET INCOME (LOSS)	$3,992	$(5,090)	178.4%

Basic and diluted earnings per share	$0.33	$(0.42)	178.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Performance ratios: (1)
Return on average assets	0.46%	0.37%	0.30%	0.52%	0.32%
Return on average equity	2.42	1.88	1.49	2.56	1.58
Average interest rate spread	2.90	2.86	2.77	2.57	2.53
Net interest margin (2)	3.08	3.06	2.98	2.78	2.72
Efficiency ratio (3)	79.8	85.2	88.9	78.2	86.2
Average interest-earning assets to average interest-bearing liabilities	136.7	138.0	139.4	137.9	134.8

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.3%	0.4%	0.3%	0.5%	0.7%
Nonperforming loans to total gross loans (5)	0.5	0.7	0.4	0.8	1.0
Allowance for loan losses to nonperforming loans (5)	222.3	180.4	309.4	186.5	145.6
Allowance for loan losses to total loans receivable	1.2	1.2	1.3	1.4	1.4
Net charge-offs to average outstanding loans	—	—	—	—	0.2

Capital ratios:
Equity to total assets at end of period	18.8%	19.2%	19.8%	20.1%	20.4%
Average equity to average assets	19.0	19.8	20.0	20.1	20.5

__________________
(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

	As of or For the Year Ended
	June 30,
	2016	2015
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	0.41%	(0.58)%
Return on average equity	2.09	(3.92)
Average interest rate spread	2.78	2.65
Net interest margin (1)	2.98	2.79
Efficiency ratio (2)	83.1	119.7
Average interest-earning assets to average interest-bearing liabilities	138.0	125.3

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.3%	0.8%
Nonperforming loans to total gross loans (4)	0.5	1.0
Allowance for loan losses to nonperforming loans (4)	222.3	145.6
Allowance for loan losses to total loans receivable	1.2	1.4
Net charge-offs to average outstanding loans	—	0.2

Capital ratios:
Equity to total assets at end of period	18.8%	20.4%
Average equity to average assets	19.7	14.9

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(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.